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                                                                     EXHIBIT 4.2

                          FIRST SUPPLEMENTAL INDENTURE


         This First Supplemental Indenture, dated as of June 18, 1999 (the "Supplemental Indenture"), is made by and between The Majestic Star Casino, LLC (the "Company") and IBJ Whitehall Bank & Trust Company (formerly IBJ Schroder Bank & Trust Company) (the "Trustee").

                                   BACKGROUND

         A. The Company and the Trustee are parties to that certain Indenture, dated May 22, 1996 (the "Indenture").

         B. Section 9.02 of the Indenture provides, among other things, that, except as otherwise provided in the Indenture, upon the request of the Company accompanied by a resolution of the Board of Managers of the Company (such terms and all other capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Indenture), the Company and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding.

         C. The Company has offered to purchase all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Solicitation of Consents, dated May 14, 1999, and the accompanying Letter of Transmittal, as the same may be further amended, supplemented or modified (the "Offer").

         D. The Offer is conditioned upon, among other things, the execution of this Supplemental Indenture implementing the Proposed Amendments (as defined in the Offer) following the receipt of the Requisite Consents (as defined in the Offer), and the Company has received and delivered to the Trustee the Requisite Consents.

         E. The Manager of the Company has duly authorized this Supplemental Indenture.

                                   AGREEMENTS

         NOW THEREFORE, the parties hereto hereby agree as follows:

         1. Amendments to the Indenture. Pursuant to the terms of the Offer and having received the consent of the Holders of a majority in principal amount of the outstanding Notes as required by the Indenture, the Indenture is hereby amended to delete the following sections in their entirety and, in the case of each such section, insert in lieu thereof the phrase ["Intentionally Omitted"]; and any and all references to such sections, any and all obligations thereunder and any event of default related solely to the following sections are hereby deleted throughout the Indenture; and such sections and references shall be of no further force or effect; and all definitions in the Indenture that are used exclusively in the sections and clauses deleted pursuant to this Section 1 are hereby deleted:

            (a) Section 4.02 of the Indenture "Maintenance of Office or Agency";
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               (b)  Section 4.03 of the Indenture "Reports";

               (c)  Section 4.04 of the Indenture "Compliance Certificate";

               (d)  Section 4.05 of the Indenture "Taxes";

               (e)  Section 4.07 of the Indenture "Restricted Payments";

               (f)  Section 4.08 of the Indenture "Restrictions on Joint
                    Venture";

               (g) Section 4.09 of the Indenture "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Capital Stock";

               (h)  Section 4.10 of the Indenture "Asset Sales";

               (i)  Section 4.11 of the Indenture "Event of Loss";

               (j)  Section 4.12 of the Indenture "Transactions with
                    Affiliates";

               (k)  Section 4.13 of the Indenture "Liens";

               (l)  Section 4.14 of the Indenture "Line of Business";

               (m)  Section 4.15 of the Indenture "Corporate Existence";

               (n)  Section 4.17 of the Indenture "Registration Rights";

               (o)  Section 4.18 of the Indenture "Use of Proceeds";

               (p) Section 4.19 of the Indenture "Cash Collateral and Disbursement Agreement";

               (q)  Section 4.20 of the Indenture "Gaming Licenses";

               (r)  Section 4.21 of the Indenture "Construction";

               (s)  Section 4.22 of the Indenture "Maintenance of Insurance";

               (t) Section 4.23 of the Indenture "Limitation on Status as Investment Company";

               (u)  Section 4.24 of the Indenture "Collateral Documents";


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               (v)  Section 4.25 of the Indenture "Further Assurances";

               (w) Section 4.26 of the Indenture "Dividend and Other Payment Restrictions Affecting Subsidiaries";

               (x) Section 4.27 of the Indenture "Restrictions on Leasing and Dedication of Property";

               (y)  Section 4.28 of the Indenture "Uncompleted Project Offer";

               (z)  Section 4.29 of the Indenture "Uncompleted Vessel Offer";

               (aa) Section 4.30 of the Indenture "Additional Subsidiaries";

               (bb) Section 4.31 of the Indenture "Ratings".

         2.     Effect on Indenture.

                (a) On and after the effective date of this Supplemental Indenture, each reference in the Indenture to "this Indenture," "hereunder," "hereof" or "herein" and other similar references shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

                (b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

         3. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to the principles of conflicts of law.

         4. Headings. The headings of sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms of provisions hereof.

         5. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         6. Effective Date. This Supplemental Indenture shall become effective as of the date hereof, but shall become operative on and after the Company has delivered to the Trustee an Officers' Certificate accepting the Notes tendered pursuant to the Offer.


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         7. Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or of the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the "TIA"), as in force on the date hereof, the provisions required by the TIA shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.


                                       THE MAJESTIC STAR CASINO, LLC

                                       BY: BARDEN DEVELOPMENT, INC.


                                       By: /s/ Don H. Barden
                                          ---------------------------


                                       IBJ WHITEHALL BANK & TRUST COMPANY,
                                       as Trustee


                                       By: /s/ Stephen S. Giurlando
                                          ----------------------------


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